Exhibit 99.1

CONTACT:	First Potomac Realty Trust
Barry H. Bass	7600 Wisconsin Avenue
Chief Financial Officer	11th Floor
(301) 986-9200	Bethesda, MD 20814
bbass@first-potomac.com	www.first-potomac.com

FOR IMMEDIATE RELEASE

FIRST POTOMAC REALTY TRUST REPORTS

FOURTH QUARTER AND FULL-YEAR 2011 RESULTS

WASHINGTON, D.C. (February 16, 2012) – First Potomac Realty Trust (NYSE: FPO), a leader in the ownership, management, development and redevelopment of office and industrial properties in the greater Washington, D.C. region, reported results for the three and twelve months ended December 31, 2011.

Fourth Quarter 2011 Highlights:

•	Core Funds From Operations of $14.9 million, or $0.28 per diluted share.

•	Executed 575,000 square feet of leases.

•	Expanded $175 million unsecured term loan to $225 million in December 2011 and to $300 million in February 2012.

•	Completed three acquisitions:

•	a 51% interest in Metro Place III and IV, two office buildings in Northern Virginia.

•	a 95% interest in 1200 17th Street, NW, an office building in Washington, D.C. that the Company plans to develop into a new Class A office building.

•	Hillside Center, two office buildings in Columbia, Maryland.

Full-Year 2011 Highlights:

•	Core Funds From Operations of $56.0 million, or $1.08 per diluted share.

•	Executed 2.8 million square feet of leases, 1.1 million square feet of new leases and 1.7 million square feet of renewal leases.

•	Expanded borrowing capacity of unsecured revolving credit facility to $255 million.

Douglas J. Donatelli, Chairman and CEO of First Potomac Realty Trust, stated “2011 was a solid year for First Potomac as we continued to execute on our strategy of upgrading and adding value to our portfolio in the greater Washington, D.C. region. We exceeded our goal of one million square feet of new leasing for the year, and continued to make meaningful progress reducing our near-term lease expirations. We continued to acquire high-quality assets in amenity-rich and transportation-friendly locations, maintaining a balance between stabilized and value-add assets. While uncertainty in the Washington, D.C. region persists, our portfolio is very well positioned. We remain committed to improving our occupancy with a view toward increasing earnings and driving shareholder value.”

A reconciliation between Core FFO and FFO for the three and twelve months ended December 31, 2011 and 2010 is presented below (in thousands, except per share amounts):

	Sep 30,	Sep 30,	Sep 30,	Sep 30,	Sep 30,	Sep 30,	Sep 30,	Sep 30,
	Three months ended December 31,				Twelve months ended December 31,
	2011		2010		2011		2010
	Amount	Per diluted share	Amount	Per diluted share	Amount	Per diluted share	Amount	Per diluted share
Core FFO	$14,857	$0.28	$12,945	$0.29	$55,999	$1.08	$45,873	$1.21

Acquisition costs	(567)	(0.01)	(5,145)	(0.12)	(5,042)	(0.10)	(7,169)	(0.19)
Redevelopment costs	(200)	—	—	—	(200)	—	—	—
Gain on early retirement of debt	—	—	—	—	—	—	164	0.01
Contingent consideration related to property acquisition	—	—	—	—	1,487	0.03	(710)	(0.02)

FFO	$14,090	$0.27	$7,800	$0.17	$52,244	$1.01	$38,158	$1.01

Net loss	$(2,621)		$(6,565)		$(9,474)		$(11,675)

Loss per diluted common share	$(0.10)		$(0.15)		$(0.36)		$(0.33)

Weighted average common shares outstanding –diluted	49,463		43,453		49,323		36,984

Weighted average common shares and units outstanding – diluted	52,510		44,577		51,663		37,950

Core FFO and FFO increased for the three and twelve months ended December 31, 2011 compared with the same periods in 2010 due to an increase in the Company’s net operating income. The Company’s net loss decreased for the three and twelve months ended December 31, 2011 compared with the same periods in 2010 largely due to interest earned on two notes receivable, which were originated in December 2010 and April 2011, and a decrease in acquisition costs. Also, for the twelve months ended December 31, 2011, the Company recorded a gain of $1.5 million related to contingent consideration associated with a property acquisition compared with contingent consideration expense of $0.7 million recorded in 2010. In the fourth quarter of 2011, the Company expensed $0.2 million of redevelopment costs associated with its Plaza 500 property related to a project that is being deferred.

The Company’s consolidated portfolio was 84.3% leased and 81.8% occupied at December 31, 2011 compared with 84.7% leased and 81.2% occupied at September 30, 2011. Excluding the Company’s fourth quarter 2010 acquisitions of Atlantic Corporate Park, which was vacant at acquisition, and Redland Corporate Center II, which was 99% vacant at acquisition, the Company’s consolidated portfolio was 85.5% leased and 84.0% occupied at December 31, 2011 compared with 86.1% leased and 83.5% occupied at September 30, 2011. A list of the Company’s properties, as well as additional information regarding the Company’s results of operations can be found in the Company’s Fourth Quarter 2011 Supplemental Financial Report, which is posted on the Company’s website, www.first-potomac.com.

Property Operations

During the fourth quarter, the Company executed 575,000 square feet of leases, which consisted of 215,000 square feet of new leases and 360,000 square feet of renewal leases. Significant new leases included 24,000 square feet at Three Flint Hill and 23,000 square feet at Interstate Plaza, which are both in the Company’s Northern Virginia region and 22,000 square feet at Ammendale Business Park, which is in the Company’s

Maryland region. Rent from these new leases is expected to commence by the end of the second quarter of 2012. The 360,000 square feet of renewal leases in the quarter reflect a 63% retention rate. Renewal leases during the quarter included 117,000 square feet at Crossways Commerce Center, 100,000 square feet at Diamond Hill Distribution Center and 24,000 square feet at River’s Bend Center. The Company also signed a significant renewal at Rivers Park, a joint ventured property, where Carefirst/BlueCross BlueShield signed a ten-year, 67,000 square foot renewal.

Same-property net operating income (“Same-Property NOI”) decreased 1.0% on a cash basis and 0.8% on an accrual basis for the three months ended December 31, 2011 compared with the same period in 2010. On an accrual basis, for the three months ended December 31, 2011, Same-Property NOI increased 7.8% for the Company’s Maryland region. On an accrual basis, for the three months ended December 31, 2011, Same-Property NOI decreased 4.7%, 5.1% and 3.8% for the Company’s Washington, D.C., Northern Virginia and Southern Virginia regions, respectively. For the twelve months ended December 31, 2011, the Company’s Same-Property NOI increased 1.2% on a cash basis and decreased 0.1% on an accrual basis.

Acquisitions

In November, the Company acquired Hillside Center in Columbia, Maryland, for $16.2 million and a 51% interest in Metro Place III and IV in Fairfax, Virginia for $53.6 million. Hillside Center consists of two Class A office buildings totaling 86,000 square feet that are 100% leased to six tenants. The acquisition was funded by the assumption of a $13.2 million mortgage loan and a draw on the Company’s unsecured revolving credit facility.

Metro Place III and IV consist of two Class A office buildings totaling 325,000 square feet that are 100% leased to six tenants. The acquisition was funded, in part, through the assumption of a $51.0 million mortgage loan, of which $26.0 million was allocable to the Company. The balance of the Company’s portion of the purchase price was funded using a draw on its unsecured revolving credit facility and available cash.

Development Joint Venture

In October, a joint venture between the Company and the Akridge Company acquired 1200 17th Street, NW in Washington, D.C. for $39.6 million. The acquisition was funded, in part, by a new $20 million mortgage loan. The property currently consists of a land parcel that contains an 85,000 square foot office building. The joint venture intends to demolish the existing building and develop a new Class A 170,000 square foot office building. Construction is currently expected to commence in 2012 and is expected to be completed in late 2014. The Company, which has a 95% interest in the unconsolidated joint venture, funded its share of the remaining purchase price through a draw on its unsecured revolving credit facility and available cash.

2012 Activity

Dispositions

In January 2012, the Company entered into a binding contract to sell Airpark Place Business Center, a three-building, 82,400 square foot business park in Gaithersburg, Maryland for net proceeds of approximately $5.3 million. The sale is expected to be completed in March 2012. Based on the contractual sales price less anticipated selling costs, the Company recorded impairment charges totaling $3.6 million in 2011 related to the sale. At December 31, 2011, the Company classified the property as held-for-sale and reflected its operating results as discontinued operations in its consolidated statements of operations.

During the fourth quarter of 2011, the Company adjusted its anticipated holding period for its Woodlands Business Center property, a 38,000 square foot office building in Largo, Maryland, and its Goldenrod Lane property, a 24,000 square foot office building in Germantown, Maryland. The Company acquired both properties as part of a portfolio acquisition in 2004. Based on an analysis of each property’s cash flows over the Company’s reduced holding period for the respective properties, the Company recorded impairment charges of $1.6 million and $0.9 million for Woodlands Business Center and Goldenrod Lane, respectively, in the fourth quarter of 2011.

Financing Activity

During the fourth quarter and through the date of this release, the Company sold 500,000 common shares through its controlled equity offering program at a weighted average offering price of $14.50 per common share, generating net proceeds of $7.2 million. The Company used the proceeds for general corporate purposes. As of the date of this release, the Company had 4.3 million common shares available for issuance under its controlled equity offering program.

Balance Sheet

The Company had $945.0 million of debt outstanding at December 31, 2011. Of the total debt outstanding, $507.0 million was fixed-rate debt. An additional $200 million was variable-rate debt that had effectively been swapped to a fixed interest rate. The balance of the Company’s debt, $238.0 million, was variable rate debt consisting of borrowings under unsecured and secured term loans and its unsecured revolving credit facility. After accounting for the interest rate swap agreements, the Company’s total debt had a weighted average effective interest rate of 4.8% at December 31, 2011. The Company’s interest coverage ratio for the quarter ended December 31, 2011 was 2.4 times.

On December 29, 2011, the Company increased its three-tranche unsecured term loan from $175.0 million to $225.0 million. The Company used the funds to pay down $49.0 million of the outstanding balance under its unsecured revolving credit facility and for other general corporate purposes. At December 31, 2011, Tranches A, B and C had outstanding balances of $60.0 million, $85.0 million and $80.0 million, respectively. In February 2012, the Company further expanded its unsecured term loan to $300.0 million and used the proceeds to pay down $73.0 million of the outstanding balance under its unsecured revolving credit facility and for other general corporate purposes.

During the fourth quarter and through the date of this release, the Company repaid the outstanding balance of $30.4 million on its Exchangeable Senior Notes and a $21.6 million mortgage loan encumbering Campus at Metro Park North with borrowings under its unsecured revolving credit facility and available cash.

Dividends

On January 24, 2012, the Company declared a dividend of $0.20 per common share, equating to an annualized dividend of $0.80 per common share. The dividend was paid on February 10, 2012 to common shareholders of record as of February 3, 2012. The Company also declared a dividend of $0.484375 per share on its Series A Preferred Shares. The dividend was paid on February 10, 2012 to preferred shareholders of record as of February 3, 2012.

Core FFO Guidance

The Company issued full-year 2012 Core FFO guidance of $1.06 to $1.14 per diluted share. The following is a summary of the assumptions that the Company used in arriving at its guidance (unaudited, amounts in thousands except per share amounts):

	Expected Ranges(1)

Portfolio NOI	$123,000	–	$125,000
Interest and Other Income	5,500	–	6,500
FFO from Unconsolidated Joint Ventures	4,500	–	5,000

Interest Expense	$(47,500)	–	$(49,000)
G&A	(18,000)	–	(19,000)
Preferred Dividends	(8,913)	–	(8,913)

Weighted Average Shares	52,500	–	53,500
Average Occupancy	83%	–	84%
Same Property NOI Growth – Accrual Basis	3%	–	5%

(1)	Does not take into consideration any additional acquisitions in 2012. The Company’s guidance also excludes any potential gains, losses or asset impairments associated with property dispositions.

	September 30,	September 30,
Guidance Range for 2012	Low Range	High Range
Net loss attributable to common shareholders per diluted share	$(0.19)	$(0.11)
Real estate depreciation, net loss attributable to noncontrolling interests and items excluded from Core FFO per diluted share(1)	1.25	1.25

Core FFO per diluted share	$1.06	$1.14

(1)	Items excluded from Core FFO include acquisition costs and contingent consideration incurred through December 31, 2012.

Investor Conference Call and Webcast

First Potomac Realty Trust will host a conference call on Friday, February 17, 2012 at 9:00 a.m. ET, to discuss fourth quarter and year-end results. The conference call can be accessed by dialing (877) 407-3982 or (201) 493-6780 for international participants. A replay of the conference call will be available from 12:00 Noon ET on Friday February 17, 2012 until midnight ET on February 24, 2012. The replay can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers, and entering pin number 386521.

A live broadcast of the conference call will also be available online and can be accessed from the Investor Information page of the Company’s website, www.first-potomac.com, on Friday, February 17, 2012, beginning at 9:00 a.m. ET. An online replay will be available on the above site shortly after the call and will continue for 90 days.

About First Potomac Realty Trust

First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that focuses on owning, operating, developing and redeveloping office and industrial properties in the greater Washington, D.C. region. As of December 31, 2011, the Company’s portfolio totaled approximately 14 million square feet. Based on annualized cash basis rent, the Company’s portfolio consists of 42% office properties, 37% business parks and 21% industrial properties. FPO common shares (NYSE:FPO) and preferred shares (NYSE:FPO-PA) are publicly traded on the New York Stock Exchange.

Non-GAAP Financial Measures

Funds from Operations – Funds from operations (“FFO”) represents net income (computed in accordance with U.S. generally accepted accounting principles (“GAAP”)), plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures, gains or losses on the sale of property and impairments to real estate assets. On October 31, 2011, NAREIT issued revised guidance regarding the exclusion of impairment write-downs of depreciable assets reported in FFO. As a result, the Company excluded impairment losses from FFO in the periods presented. The Company also excludes, from its FFO calculation, any depreciation and amortization related to third parties from its consolidated joint ventures. The Company considers FFO a useful measure of performance for an equity REIT because it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful indication of its performance. The Company also considers FFO an appropriate performance measure given its wide use by investors and analysts. The Company computes FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999, April 2002 and January 2012), which may differ from the methodology for calculating FFO utilized by other equity real estate investment trusts (“REITs”) and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to make distributions. The Company presents FFO per diluted share calculations that are based on the outstanding dilutive common shares plus the outstanding Operating Partnership units for the periods presented.

The Company’s presentation of FFO in accordance with the NAREIT white paper, or as adjusted by the Company, should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of its liquidity. The Company’s FFO calculations are reconciled to net income in the Company’s Consolidated Statements of Operations included in this release.

Core FFO – The computation of FFO in accordance with NAREIT’s definition includes certain items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance. These items include, but are not limited to, gains and losses on the retirement of debt, contingent consideration charges and acquisition costs. The Company provides a reconciliation of FFO to Core FFO.

NOI – The Company defines net operating income (“NOI”) as operating revenues (rental income, tenant reimbursements and other income) less property and related expenses (property expenses, real estate taxes and insurance). Management believes that NOI is a useful measure of the Company’s property operating performance as it provides a performance measure of the revenues and expenses directly associated with owning, operating, developing and redeveloping office and industrial properties, and provides a prospective not immediately apparent from net income or FFO. Other REITs may use different methodologies for calculating NOI, and accordingly, the Company’s NOI may not be comparable to other REITs. The Company’s NOI calculations are reconciled to total revenues and total operating expenses at the end of this release.

Same-Property NOI – Same Property Net Operating Income (“Same Property NOI”), defined as operating revenues (rental, tenant reimbursements and other revenues) less operating expenses (property operating expenses, real estate taxes and insurance) from the properties owned by the Company for the entirety of the periods presented, is a primary performance measure the Company uses to assess the results of operations at its properties. As an indication of the Company’s operating performance, Same Property NOI should not be considered an alternative to net income calculated in accordance with GAAP. A reconciliation of the

Company’s Same Property NOI to net income from its consolidated statements of operations is presented below. The Same Property NOI results exclude corporate-level expenses, as well as certain transactions, such as the collection of termination fees, as these items vary significantly period-over-period thus impacting trends and comparability. Also, the Company eliminates depreciation and amortization expense, which are property level expenses, in computing Same Property NOI as these are non-cash expenses that are based on historical cost accounting assumptions and do not offer the investor significant insight into the operations of the property. This presentation allows management and investors to distinguish whether growth or declines in net operating income are a result of increases or decreases in property operations or the acquisition of additional properties. While this presentation provides useful information to management and investors, the results below should be read in conjunction with the results from the consolidated statements of operations to provide a complete depiction of total Company performance.

Forward Looking Statements

The forward-looking statements contained in this press release are subject to various risks and uncertainties. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be achieved. Certain factors that could cause actual results to differ materially from the Company’s expectations include changes in general or regional economic conditions; the Company’s ability to timely lease or re-lease space at current or anticipated rents; changes in interest rates; changes in operating costs; the Company’s ability to complete acquisitions on acceptable terms; the Company’s ability to manage its current debt levels and repay or refinance its indebtedness upon maturity or other required payment dates; the Company’s ability to obtain debt and/or financing on attractive terms, or at all; changes in the assumptions underlying the Company’s earnings and FFO guidance and other risks detailed in the Company’s Annual Report on Form 10-K and described from time to time in the Company’s filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

FIRST POTOMAC REALTY TRUST

Consolidated Statements of Operations

(unaudited, amounts in thousands, except per share amounts)

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Revenues:
Rental	$36,637	$29,081	$139,196	$109,297
Tenant reimbursements and other	8,439	6,492	33,108	26,173

Total revenues	45,076	35,573	172,304	135,470

Operating expenses:
Property operating	10,550	8,609	41,891	32,639
Real estate taxes and insurance	4,494	3,336	16,699	12,582
General and administrative	4,203	3,665	16,749	14,523
Acquisition costs	567	5,145	5,042	7,169
Depreciation and amortization	15,176	11,431	60,385	41,752
Impairment of real estate assets	2,461	2,386	2,461	2,386
Change in contingent consideration related to acquisition of property	—	—	(1,487)	710

Total operating expenses	37,451	34,572	141,740	111,761

Operating income	7,625	1,001	30,564	23,709

Other expenses, net:
Interest expense	11,381	8,390	41,689	33,725
Interest and other income	(1,523)	(347)	(5,291)	(632)
Equity in (earnings) losses of affiliates	(132)	(10)	(20)	124
Gain on early retirement of debt	—	—	—	(164)

Total other expenses, net	9,726	8,033	36,378	33,053

Loss from continuing operations before income taxes	(2,101)	(7,032)	(5,814)	(9,344)

(Provision) benefit for income taxes	(23)	(31)	633	(31)

Loss from continuing operations	(2,124)	(7,063)	(5,181)	(9,375)

Discontinued operations:
(Loss) income from operations of disposed properties	(497)	498	(6,247)	(2,857)
Gain on sale of real estate properties	—	—	1,954	557

(Loss) income from discontinued operations	(497)	498	(4,293)	(2,300)

Net loss	(2,621)	(6,565)	(9,474)	(11,675)

Less: Net loss attributable to noncontrolling interests	259	129	728	232

Net loss attributable to First Potomac Realty Trust	(2,362)	(6,436)	(8,746)	(11,443)

Less: Dividends on preferred shares	(2,228)	—	(8,467)	—

Net loss available to common shareholders	$(4,590)	$(6,436)	$(17,213)	$(11,443)

Depreciation and amortization:
Real estate assets	15,176	11,431	60,385	41,752
Discontinued operations	68	192	759	1,458
Unconsolidated joint ventures	834	367	2,391	793
Consolidated joint ventures	(36)	(13)	(108)	(13)
Impairment of real estate assets	2,905	2,386	8,726	6,398
Gain on sale of real estate properties	—	—	(1,954)	(557)
Net loss attributable to noncontrolling interests in the Operating Partnership	(267)	(127)	(742)	(230)

Funds from operations (FFO)	$14,090	$7,800	$52,244	$38,158

FIRST POTOMAC REALTY TRUST

Consolidated Statements of Operations

(unaudited, amounts in thousands, except per share amounts)

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Funds from operations (FFO)	$14,090	$7,800	$52,244	$38,158

Acquisition costs	567	5,145	5,042	7,169
Redevelopment costs	200	—	200	—
Gain on early retirement of debt	—	—	—	(164)
Contingent consideration related to acquisition of property	—	—	(1,487)	710

Core FFO	$14,857	$12,945	$55,999	$45,873

Basic and diluted earnings per common share:
Loss from continuing operations	$(0.09)	$(0.16)	$(0.28)	$(0.27)
(Loss) income from discontinued operations	(0.01)	0.01	(0.08)	(0.06)

Net loss	$(0.10)	$(0.15)	$(0.36)	$(0.33)

Weighted average common shares outstanding:
Basic and diluted	49,463	43,453	49,323	36,984

FFO per share – basic	$0.27	$0.18	$1.01	$1.01
FFO per share – diluted	$0.27	$0.17	$1.01	$1.01
Core FFO per share – diluted	$0.28	$0.29	$1.08	$1.21

Weighted average common shares and units outstanding:
Basic	52,384	44,344	51,521	37,756
Diluted	52,510	44,577	51,663	37,950

FIRST POTOMAC REALTY TRUST

Consolidated Balance Sheets

(Amounts in thousands, except per share amounts)

	September 30,	September 30,
	December 31, 2011	December 31, 2010
	(unaudited)
Assets:
Rental property, net	$1,439,661	$1,217,897
Assets held for sale	5,297	—
Cash and cash equivalents	16,749	33,280
Escrows and reserves	18,455	8,070
Accounts and other receivables, net of allowance for doubtful accounts of $3,065 and $3,246, respectively	11,404	7,238
Accrued straight-line rents, net of allowance for doubtful accounts of $369 and $849, respectively	18,028	12,771
Notes receivable, net	54,661	24,750
Investment in affiliates	72,518	23,721
Deferred costs, net	34,683	20,174
Prepaid expenses and other assets	9,275	14,230
Intangible assets, net	59,021	34,551

Total assets	$1,739,752	$1,396,682

Liabilities:
Mortgage loans	$432,023	$319,096
Exchangeable senior notes, net	—	29,936
Senior notes	75,000	75,000
Secured term loans	30,000	110,000
Unsecured term loan	225,000	—
Unsecured revolving credit facility	183,000	191,000
Accounts payable and other liabilities	54,228	16,827
Accrued interest	2,782	2,170
Rents received in advance	11,550	7,049
Tenant security deposits	5,603	5,390
Deferred market rent, net	4,815	6,032

Total liabilities	1,024,001	762,500

Noncontrolling interests in the Operating Partnership (redemption value of $38,113 and 16,122, respectively)	39,962	16,122

Equity:
Series A Preferred Shares, $25 par value, 50,000 shares authorized; 4,600 and 0 shares issued and outstanding, respectively	115,000	—
Common shares, $0.001 par value, 150,000 shares authorized; 50,321 and 49,922 shares issued and outstanding, respectively	50	50
Additional paid-in capital	798,150	794,051
Noncontrolling interests in consolidated partnerships	4,245	3,077
Accumulated other comprehensive loss	(5,848)	(545)
Dividends in excess of accumulated earnings	(235,808)	(178,573)

Total equity	675,789	618,060

Total liabilities, noncontrolling interests and equity	$1,739,752	$1,396,682

FIRST POTOMAC REALTY TRUST

Same-Property Analysis

(unaudited, dollars in thousands)

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Same-Property NOI(1)(2)

Total base rent	$27,593	$27,777	$104,611	$105,523
Tenant reimbursements and other	5,556	6,178	22,399	23,750
Property operating expenses	(7,090)	(7,749)	(28,630)	(30,393)
Real estate taxes and insurance	(3,171)	(3,124)	(11,509)	(11,910)

Same-Property NOI—accrual basis	22,888	23,082	86,871	86,970

Straight-line revenue, net	178	283	1,235	281
Deferred market rental revenue, net	(216)	(283)	(957)	(1,173)

Same-Property NOI—cash basis	$22,850	$23,082	$87,149	$86,078

Change in same-property NOI—accrual basis	(0.8)%		(0.1)%
Change in same-property NOI—cash basis	(1.0)%		1.2%

Changes in Same-Property NOI—accrual basis
Rental revenue decrease	$(184)		$(912)
Tenant reimbursements and other decrease	(622)		(1,351)
Expense decrease	612		2,164

	$(194)		$(99)

Same-property percentage of total portfolio (sf)	84.4%		83.5%

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Reconciliation of Consolidated NOI to Same-Property NOI

Total revenues	$45,076	$35,573	$172,304	$135,470
Property operating expenses	(10,550)	(8,609)	(41,891)	(32,639)
Real estate taxes and insurance	(4,494)	(3,336)	(16,698)	(12,582)

NOI	30,032	23,628	113,715	90,249

Less: Non-same property NOI(3)	(7,144)	(546)	(26,844)	(3,279)

Same-Property NOI – accrual basis	$22,888	$23,082	$86,871	$86,970

	Three Months Ended December 31, 2011	Percentage of Base Rent	Twelve Months Ended December 31, 2011	Percentage of Base Rent
Change in Same-Property NOI by Region (accrual basis)(2)
Washington, D.C.	(4.7)%	4%	—	—
Maryland	7.8%	31%	3.6%	32%
Northern Virginia	(5.1)%	30%	(0.4)%	32%
Southern Virginia	(3.8)%	35%	(3.0)%	36%

Change in Same-Property NOI by Property Type (accrual basis)
Business Park	2.4%	49%	1.6%	51%
Industrial	(2.4)%	25%	0.1%	26%
Office	(5.1)%	26%	(4.3)%	23%

(1)

Same property comparisons are based upon those properties owned for the entirety of the periods presented. Same property results exclude the results of the following non same-properties: RiversPark, Three Flint Hill, Battlefield Corporate Center, Redland Corporate Center, Atlantic Corporate Park, 1211 Connecticut Ave, NW, 440 First Street, NW, Mercedes Center, 1750 H Street, NW, Aviation Business Park, Cedar Hill I & III, Merrill Lynch, 840 First Street, NE, One Fair Oaks, Greenbrier Towers I & II, 1005 First Street, NE, 1200 17th Street, NW, Metro Place III & IV, Hillside Center, Airpark Place Business Center, Davis Drive and Sterling Park – Building 7.

(2)

The Company acquired 500 First Street, NW on June 30, 2010. The property was the Company’s first acquisition in its Washington, D.C. region and is only included above in the quarter over quarter comparison as it was not owned by the Company for the entirety of the twelve months ended December 31, 2010.

(3)	Non-same property NOI has been adjusted reflect a normalized management fee percentage in lieu of an administrative overhead allocation for comparative purposes.